Exhibit 4.3
                               REVOLVING NOTE
                       (Enhanced Memory Systems, Inc.)
$3,000,000                                                 Denver, Colorado
                                                             March 31, 2003

     For value received, the undersigned, ENHANCED MEMORY SYSTEMS, INC., a Delaware corporation ("EMS"), and RAMTRON INTERNATIONAL CORPORATION, a Delaware corporation (each, a "Borrower"), hereby promise, jointly and severally, to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Dollars ($3,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to EMS under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the "Credit Agreement") by and between the Lender, Mushkin Inc., and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the EMS Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     The Borrowers shall pay all costs of collection, including reasonable attorneys' fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ENHANCED MEMORY SYSTEMS, INC.

By  /S/ LuAnn D. Hanson
   ----------------------------------------
    LuAnn D. Hanson, Chief Financial Officer

RAMTRON INTERNATIONAL CORPORATION

By  /S/ LuAnn D. Hanson
   ----------------------------------------
    LuAnn D. Hanson, Chief Financial Officer

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